Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds,

and the Board of Trustees of MainStay Funds Trust:

We consent to the use of our reports dated December 22, 2011, with respect to the financial statements of the MainStay Equity Index Fund, a series of The MainStay Funds, and the MainStay S&P 500 Index Fund, a series of MainStay Funds Trust, as of October 31, 2011, incorporated herein by reference, and to the references to our firm under the headings “Additional Information about the S&P 500 Index Fund - Financial Highlights”, “Appendix A - Representations and Warranties”, and “Appendix F - Financial Highlights of the S&P 500 Fund” in the Proxy Statement/Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 2, 2012